Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Providence Service Corporation:

We consent to the use of our reports dated March 1, 2019, with respect to the consolidated balance sheets of The Providence Service Corporation and subsidiaries (the "Company") as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule II (collectively the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the consolidated financial statements refers to a change in the method of accounting for revenues and related costs in 2018 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers. Our report on the effectiveness of internal control over financial reporting excluded an evaluation of the internal control over financial reporting of Circulation, Inc., which was acquired by the Company in 2018.

/s/ KPMG LLP

Atlanta, Georgia

September 9, 2019